Exhibit (d)(14)

SUBADVISORY AGREEMENT

This Agreement, dated February 9, 2010, is by and between Artisan Partners Limited Partnership, a Delaware limited partnership registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as an investment adviser (“Artisan Partners”), and Artisan Partners UK LLP, a limited liability partnership incorporated in England and Wales registered under the Advisers Act as an investment adviser (“the Sub-adviser”).

WHEREAS, Artisan Partners provides investment advisory services to Artisan Global Equity Fund (the “Fund”), a series of Artisan Funds, Inc. (“Artisan Funds”), which is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an investment advisory agreement between Artisan Partners and Artisan Funds, dated February 9, 2010 (the “Advisory Agreement”); and

WHEREAS, Artisan Partners, pursuant to the authority granted to it in the Advisory Agreement, desires to retain the Sub-adviser to provide investment advisory services to the Fund and the Sub-adviser is willing to render such investment advisory services to the Fund.

NOW, THEREFORE, the parties agree as follows:

1.	(a) Subject to the supervision of Artisan Partners and the board of directors of Artisan Funds (the “Board”), the Sub-adviser shall manage the investment and reinvestment of the assets of the Fund, which may be conducted jointly with Artisan Partners. The Sub-adviser shall give due consideration to the investment policies and restrictions and other statements concerning the Fund in Artisan Funds’ articles of incorporation, bylaws, registration statements under the 1940 Act and the Securities Act of 1933, as amended, and to the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder applicable to the Fund as a regulated investment company. The Sub-Adviser shall be deemed for all purposes to be an independent contractor and not an agent of Artisan Partners, Artisan Funds or the Fund, and unless otherwise expressly provided or authorized, shall have no authority to act or represent Artisan Partners, Artisan Funds or the Fund in any way. The Sub-adviser shall manage the Fund subject to the following understandings:

(i)	The Sub-adviser is authorized to make the decisions to buy and sell securities, options and futures contracts and other instruments for the Fund, to place the Fund’s portfolio transactions with broker-dealers, and to negotiate the terms of such transactions, including brokerage commissions on brokerage transactions, on behalf of the Fund. The Sub-adviser is authorized to exercise discretion within the Fund’s policy concerning allocation of its portfolio brokerage, as permitted by law, including but not limited to Section 28(e) of the Securities Exchange Act of 1934, as amended, and in so doing shall not be required to make any reduction in its sub-advisory fees.

(ii)	In the performance of its duties and obligations under this Agreement, the Sub-adviser shall act in conformity with the written instructions and directions of Artisan Partners and the Board.

(iii)	The Sub-adviser shall maintain and preserve books and records with respect to the Fund’s portfolio transactions required, and for the periods prescribed, by the applicable provisions of the 1940 Act and rules thereunder.

(iv)	The Sub-adviser shall provide the Board such periodic and special reports as the Board may reasonably request, including without limitation performance and fee information about funds and other accounts the Sub-adviser manages that have investment objectives, policies and strategies substantially similar to those employed by the Sub-adviser in managing the Fund’s Assets. For confidentiality purposes, performance and fee information about the Sub-adviser’s other accounts may be provided without attribution. The Sub-adviser shall make reasonably available its members, employees and officers for consultation with any member of the Board or any officer of Artisan Funds with respect to any matter discussed herein or relating to the Sub-adviser’s portfolio management of the Fund.

(v)	The Sub-adviser shall provide Artisan Partners and the Fund’s custodian on each business day with information relating to all transactions concerning the Fund.

(vi)	The investment management services of the Sub-adviser to the Fund hereunder are not to be deemed exclusive, and the Sub-adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired by such other activities.

(vii)	If the Sub-adviser believes that any investment objective or policy and/or any instructions received in relation thereto may not be capable of being fully observed from a compliance or system viewpoint, it shall promptly advise Artisan Partners of the same with a view to arrive at a mutually acceptable modification to such investment objective, policy or instruction.

(viii)	The Sub-adviser is authorized to rely on, may act on and treat as fully authorized by Artisan Partners, any instruction or communication which purports to have been given (and which is accepted by the Sub-adviser in good faith as having been given) by a person Artisan Partners has notified the Sub-adviser is authorized to instruct it in respect of the Fund, unless the Sub-adviser shall have received written notice to the contrary, whether or not the authority of such person shall have been terminated.

(b)

The Sub-adviser agrees that all records which it maintains for the Fund pursuant to paragraph 1(a) hereof are the property of the Fund, and the Sub-adviser will surrender promptly to the Fund any such records upon the Fund’s request, provided, however, that the Sub-adviser may retain a copy of such records. The Sub-adviser shall timely furnish to Artisan Partners all information relating to the Sub-adviser’s services hereunder that is required by Artisan Partners in order to keep the books and records of the Fund required by the applicable provisions of the 1940 Act and rules thereunder, other than those set forth in paragraph 1(a) hereof.

(c)	The Sub-adviser will not disclose any securities held by the Fund, except in accordance with the Fund’s portfolio holdings disclosure policy and except as required by applicable law, regulation or rule.

(d)	In carrying out its obligations under this Agreement, the Sub-adviser shall at all times comply with and maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act and any other applicable laws or regulations.

(e)	The Sub-adviser will provide reasonable assistance to Artisan Funds in connection with Artisan Funds’ compliance with the federal securities laws. Such assistance shall include, but not be limited to, facilitating and cooperating with audits arranged by Artisan Funds to evaluate the effectiveness of the Sub-adviser’s compliance controls (including disclosure controls and procedures). For the avoidance of doubt, nothing in this Agreement shall operate so as to delegate or transfer Artisan Funds’ responsibility for, or otherwise release Artisan Funds from, its responsibility and liability for its compliance with applicable laws, regulation or rule, including but not limited to compliance with the 1940 Act.

(f)	The Sub-adviser has adopted and shall maintain a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act.

(g)	Each party will inform the other in writing within a reasonable time of material changes to the information provided to the other party under this Agreement.

(h)	The Sub-adviser represents that it will notify Artisan Partners of any change in the membership of the Sub-adviser within a reasonable time after any such change.

2.	Artisan Partners shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and, as more particularly discussed above, shall oversee and review the Sub-adviser’s performance of its duties under this Agreement.

3.	For the services provided and the expenses assumed pursuant to this Agreement, Artisan Partners shall pay the Sub-adviser as full compensation therefore, a fee as described in the attached Schedule I. The Sub-adviser shall be responsible for its own expenses in performing its duties hereunder but shall not be responsible for the expenses of Artisan Partners or the Fund. The Sub-adviser agrees that it shall have no claim against Artisan Funds or the Fund with respect to the compensation under this Agreement.

4.

The Sub-adviser shall not be liable to Artisan Partners for any loss suffered by Artisan Partners, Artisan Funds or the Fund from or as a consequence of any act or omission of the Sub-adviser, or of any of the members, employees or agents of the Sub-adviser, in connection with or pursuant to this Agreement, except by reason of willful misfeasance, bad faith or gross negligence on the part of the Sub-adviser in the performance of its duties or by reason of reckless disregard by the Sub-adviser of its obligations and duties under this Agreement.

5.	This Agreement shall continue in effect until November 30, 2011, and thereafter from year to year only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, upon 60 days’ written notice to the Sub-adviser. This Agreement may be terminated by Artisan Partners or the Sub-adviser at any time upon 60 days’ written notice to the other party and the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement.

6.	This Agreement may be amended by mutual consent, but the consent of a Fund must be obtained in conformity with the requirements of the 1940 Act when required.

7.	This Agreement shall be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Artisan Partners Limited Partnership

By:	Artisan Investments GP LLC,
its general partner

By:	/s/ Janet D. Olsen
Name:	Janet D. Olsen
Title:	Vice President

Artisan Partners UK LLP

By:	Artisan Partners Limited,
its member

By:	/s/ Sarah A. Johnson
Name:	Sarah A. Johnson
Title:	Director

SCHEDULE I

Sub-advisory Fees

For the services to be rendered and the charges and expenses to be assumed and to be paid by the Sub-adviser hereunder, Artisan Partners shall pay to the Sub-adviser a monthly fee at the annual rate of 0.40% of the Fund’s average daily net assets.